UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2022

Verrica Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38529	46-3137900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 West Gay Street, Suite 400

West Chester, PA 19380

(Address of principal executive offices, including zip code)

(484) 453-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock	VRCA	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2022, Verrica Pharmaceuticals Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC (the “Underwriter”), to issue and sell 12,000,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), in an underwritten public offering pursuant to effective registration statements on Form S-3 (File No. 333-237171) and a related prospectus and prospectus supplement, in each case filed with the Securities and Exchange Commission (the “Offering”). The offering price to the public is $2.10 per share of Common Stock, and the Underwriter has agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $1.974 per share. In addition, the Company granted the Underwriter an option to purchase, for a period of 30 days, up to an additional 1,800,000 shares of Common Stock. The Company estimates that the net proceeds from the Offering will be approximately $23.3 million, or approximately $26.8 million if the Underwriter exercises in full its option to purchase additional shares of Common Stock, in each case after deducting underwriting discounts and commissions and estimated offering expenses. The closing of the Offering is expected to occur on July 5, 2022, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP as to the legality of the shares of Common Stock to be issued and sold in the Offering and related consent is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On June 29, 2022, the Company issued a press release announcing the commencement of the Offering. Also on June 29, 2022, the Company issued a press release announcing that it had priced the Offering. Copies of the press releases are filed herewith as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Caution Concerning Forward-Looking Statements

This Current Report on Form 8-K may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements include statements about the Company’s public offering, such as expected net proceeds and anticipated closing date. These forward-looking statements are based on information currently available to the Company and its current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning the Company’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, the Preliminary Prospectus Supplement and in the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

1.1	Underwriting Agreement by and between Verrica Pharmaceuticals Inc. and RBC Capital Markets, LLC, dated June 29, 2022.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release, titled “Verrica Announces Proposed Public Offering of Common Stock,” dated June 29, 2022.

99.2	Press Release, titled “Verrica Announces Pricing of Public Offering of Common Stock,” dated June 29, 2022.

104	The cover page from Verrica Pharmaceuticals Inc.’s Form 8-K filed on July 1, 2022, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERRICA PHARMACEUTICALS INC.

	By:	/s/ P. Terence Kohler Jr.
Date: July 1, 2022		P. Terence Kohler Jr.
Chief Financial Officer